Exhibit 3.32
REGULATIONS
OF
SCH DISPOSAL, L.L.C.
A Texas Limited Liability Company
          These REGULATIONS OF SCH DISPOSAL, L.L.C., (the “Regulations”), dated effective as of November 2, 1998, are adopted, executed, and agreed to, for good and valuable consideration, by the Members (as defined below).
ARTICLE I.
DEFINITIONS
     1.1 Definitions. As used in these Regulations, the following terms have the following meanings:
     “Act” means the Texas Limited Liability Company Act and any successor statute, as amended from time to time.
     “Additional Members” has the meaning set forth in Section 3.3 hereof.
     “Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through -ownership -of voting -securities,- by-contract-or -otherwise.
     “Articles” has the meaning given that term in Section 2.1.
     “Bankrupt Member” means (except to the extent a Required Interest consents otherwise) any Member (a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties; or (b) against which, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without the Member’s consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

1

     “Business Day” means any day other than a Saturday, Sunday, or holiday on which national banking associations in the State of Texas are closed.
     “Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.4 hereof.
     “Capital Contribution” means the gross amount of cash or the fair market value of other property contributed to the capital of the Company by a Member with respect to such Member’s Membership Interest.
     “Change of Control” means with respect to any Member or Manager that is an entity that such Member or Manager has ceased to be controlled, directly or indirectly, by the person or persons who controlled it when it became a Member or Manager.
     “Class A Interests” means a Person’s share of the income, gain, loss, deductions and credits of, and a right to receive distributions from the Company.
     “Class A Manager Positions” has the meaning given that term in Section 6.3(b).
     “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
     “Commitment” means, subject in each case to adjustments resulting from Dispositions of Membership Interests permitted by these Regulations, (a) in the case of a Member executing these Regulations as of the date of these Regulations or a Person acquiring that Membership Interest, the amount specified for that Member as its Commitment on Exhibit A, and (b) in the case of -a -Membership-Interest issued pursuant -to Section 3.3, the Commitment established pursuant thereto.
     “Company” means SCH Disposal, L.L.C., a Texas limited liability company.
     “Default Interest Rate” means a rate per annum equal to the lesser of (a) 2% plus a varying rate per annum that is equal to the interest rate publicly quoted by the Wall Street Journal from time to time as representative of the prime commercial interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, or (b) the maximum rate permitted by applicable law.
     “Dispose,” “Disposing,” or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law), or the acts thereof.
     “General Interest Rate” means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by the Wall Street Journal from time to time as representative of the prime commercial interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, or (b) the maximum rate permitted by applicable law.

2

     “Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis as provided in Section 5.4.
     “Interest” or “Interests” refers to Class A Interests.
     “Majority Interest” means, with respect to any matter submitted to a vote of the Members, the vote of Members whose Sharing Ratios exceed one-half of the outstanding Sharing Ratios of all Members at such time.
     “Managers” means the Stephen A. Beal, and shall include a successor Manager appointed pursuant to the provisions of these Regulations.
     “Member” means any Person named as a member of the Company on Schedule A hereto, and includes any Person admitted as an Additional Member or a Substitute Member pursuant to the provisions of these Regulations. The term “Member” shall not include any member of the Company that has disposed of its Membership Interest. “Members” means two or more members when acting in their capacities as members of the Company.
     “Membership Interest” means a Class A Interest in the Company which was acquired either directly from the Company, pursuant to these Regulations, or by assignment from a Member of the Company pursuant to these Regulations.
     “Membership Rights” means with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s Interest; (c) all other rights, benefits, and privileges enjoyed by that Member (under the Act, the Articles, these Regulations, or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent, and approve and otherwise to participate in-the management-of-the—Company; and -(d) all-obligations; -duties; -and- liabilities imposed on that Member (under the Act, the Articles, these Regulations, or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions; provided, however, that such term shall not include any management rights held by a Member solely in its capacity as a Manager.
     “Minimum Gain” has the meaning given to that term in Treas. Reg. § 1.704-2(d).
     “Nonrecourse Deductions” means those deductions of the Company as set forth in Treas. Reg. § 1.704-2(b)(1).
     “Permitted Transferee” has the meaning given that term in Section 7.5(b).
     “Person” means an individual, partnership, limited partnership, limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee, or entity in a representative capacity.
     “Proceeding” has the meaning given that term in Section 9.1.
     “Regulations” has the meaning given that term in the introductory paragraph.

3

     “Required Interest” means one or more Members having among them more than 50% of the Sharing Ratios of all Members.
     “Revised Sharing Ratio” means with respect to any Member a fraction (expressed as a percentage), the numerator of which is that Member’s Sharing Ratio and the denominator of which is the sum of the Sharing Ratios of all Members.
     “Sharing Ratio” with respect to any Member means a fraction (expressed as a percentage), the numerator of which is that Member’s Commitment and the denominator of which is the sum of the Commitments of all Members.
     “TBCA” means the Texas Business Corporation Act and any successor statute, as amended from time to time.
     1.2 Construction. Whenever the context requires, the gender of all words used in these Regulations includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of these Regulations, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes.
ARTICLE II.
ORGANIZATION
     2.1 Formation. The Company has been organized as a Texas limited liability company by the filing of Articles of Organization (the “Articles”) under and pursuant to the Act and the issuance of a certificate of organization for the Company by the Secretary of State of Texas.
     2.2 Name. The name of the Company is SCH Disposal, L.L.C., and all Company business must be conducted in that name or such other names that comply with applicable law as the Members may select from time to time.
     2.3 Registered Office; Registered Agent, Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Texas shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Texas shall be the initial registered agent named in the Articles or such other Person or Persons as the Members may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Members may designate from time to time, which need not be in the State of Texas, and the Company shall maintain records there as required by Article 2.22 of the Act and shall keep the street address of such principal office at the registered office of the Company in the State of Texas. The Company may have such other of offices as the Members may designate from time to time.
     2.4 Purposes. The purposes of the Company are those set forth in the Articles.

     2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Texas, the Members shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Members, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. Each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with these Regulations that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
     2.6 Term. The Company commenced on the date the Secretary of State of Texas issued a certificate of organization for the Company and shall continue in existence for the period fixed in the Articles for the duration of the Company, or such earlier time as these Regulations may specify.
     2.7 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and these Regulations may not be construed to suggest otherwise.
ARTICLE III.
MEMBERSHIP
     3.1 Initial Members. The initial Members of the Company are those Persons executing- these Regulations -as Members, -each ___of which — is admitted to the Company as a Member effective contemporaneously with the execution by such Person of these Regulations.
     3.2 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that (a) if that Member is a corporation, it is duly organized, validly existing and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); (b) if that Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the law of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein); (c) if that Member is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the law of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clause (a), (b) or (c), as applicable, are true and correct with respect to each partner (other than limited partners), trustee, or other member thereof; (d) that Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to these Regulations and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, members, managers, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of these Regulations by that Member have been duly taken; (e) that Member has duly executed and delivered these Regulations; and (f) that Member’s authorization, execution, delivery, and performance of these Regulations do not conflict with any other agreement or arrangement to which that Member is a parry or by which it is bound.

     3.3 Additional Members. Additional Persons may be admitted to the Company as Members, and Membership Interests may be created and issued to those Persons and to existing Members, at the direction of a Required Interest, on such terms and conditions as the Members may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios and the Commitments applicable thereto and may provide for the creation of different classes or groups of Members and having different rights, powers, and duties. The Members shall reflect the creation of any new class or group in an amendment to these Regulations, which amendment shall indicate the different rights, powers, and duties of such new class or group. Any such admission also must comply with the provisions of Section 7.5 and is effective only after the new Member has executed and delivered to the Company a document including the new Member’s notice address, its agreement to be bound by these Regulations, and its representation and warranty that the representations and warranties in Section 3.2 are true and correct with respect to the new Member. The provisions of this Section shall not apply to Dispositions of Membership Interests.
ARTICLE IV.
CAPITAL CONTRIBUTIONS
     4.1 Initial Contributions. Contemporaneously with the execution by each Member of these Regulations, such Member shall contribute to the capital of the Company the assets or the amount set opposite his or her name on the attached Exhibit A.
     4.2 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. A Capital Contribution which is not repaid is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
     4.3 Advances by Members. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section constitutes a loan from the Member to the Company, bears interest at the General Interest Rate from the date of the advance until the date of payment, and is not a Capital Contribution.
     4.4 Capital Accounts. A Capital Account shall be established and maintained for each Member. Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under § 752 of the Code), and (iii) allocations to that Member of Company income and gain (or items thereof), and (b) shall be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under § 752 of the Code), (iii) allocations to that Member of expenditures of the Company described in § 705(a)(2)(13) of the Code, and (iv) allocations of Company loss and deduction (or items thereof).
     The Members’ Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of

Treas. Reg. §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. § 1.704-1(b)(2)(iv)(g).
ARTICLE V.
ALLOCATIONS AND DISTRIBUTIONS
     5.1 Distributions. All distributions shall be distributed to the Members according to their respective Sharing Ratios.
     5.2 Allocations of Profit and Loss. Profit and loss of the Company shall be allocated to the Members pursuant to their Sharing Ratios.
     5.3 Tax Allocations.
          (a) Except as otherwise provided in this Section 5.3, each item of income, gain, loss, deduction, and credit determined for federal income tax purposes shall be allocated among the Members in the same manner as each correlative item of income, gain, loss, deduction, and credit is allocated to the Members for purposes of maintaining their respective Capital Accounts.
          (b) Under Code § 704(c) and Treas. Reg. § 1.704-3, income, gain, loss, and deduction with respect to any asset contributed to the capital of the Company shall be allocated among the Members, solely for federal income tax purposes, so as to take into account any variation between the adjusted tax basis of the asset for federal income tax purposes and the initial book value. If the book value of any asset is adjusted under Article V, subsequent allocations of income, gain, loss, and deduction, solely for federal income tax purposes, will be allocated among the Members so as to take into account any variation between the adjusted tax basis of the asset and its book value as adjusted in the manner required under Treas. Reg. § 1.704-3(a)(6). The allocations required by this Section 5.3 shall be made by the Managers using any reasonable method that is permissible under applicable law.
     5.4 Gross Asset Value. Gross Asset Value shall be determined as follows:
          (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Managers;
          (b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times:
i.	the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; and

ii.	distribution of more than a de minimis amount of property; and

iii.	the liquidation of the Company within the meaning of Treas. Reg.§ 1.704-1(b)(2)(ii)(9); provided, however, that adjustments pursuant to clause (b)(i) and (b)(ii) of this sentence shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.
          (c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined in good faith by the Managers.
     5.5 Stop Loss. Notwithstanding any other provision hereof to the contrary, no loss (or item of loss or deduction) of the Company shall be allocated to a Member if such allocation would result in a deficit balance in such Member’s adjusted Capital Account. Such loss (or item of loss or deduction) shall be allocated among the Members whose adjusted Capital Account balances are positive in proportion to such positive balances to the extent necessary to reduce the balances of such other Member’s positive adjusted Capital Accounts balances to zero, it being the intention of the Members that no Member’s positive adjusted Capital Account balance shall fall below zero while any other Member’s positive adjusted Capital Account balance has a positive balance.
     5.6 Nonrecourse Deductions. All Nonrecourse Deductions shall be allocated among the Members in their Sharing Ratios.
     5.7 Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for a taxable year (or if there was a net decrease in Minimum Gain for a prior fiscal year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 5.7), then items of income and gain shall be allocated to each Member in an amount equal to such Members’ share of the net decrease in such Minimum Gain (as determined pursuant to Treas. Reg. § 1.704-2(g)(2)). It is the intent of the Members that any allocation pursuant to this Section 5.7 shall constitute a “minimum gain chargeback” under Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.
     5.8 Member Nonrecourse Deductions. All Member Nonrecourse Deductions attributable to Member nonrecourse debt shall be allocated among the Members bearing the economic risk of loss for such debt as determined under Treas. Reg. § 1.704-2(b)(4); provided, however, that if more than one Member bears the economic risk of loss for such debt, the Member Nonrecourse Deductions attributable to such debt shall be allocated to and among the Members in the same proportion that they bear the economic risk of loss for such debt. This Section 5.8 is intended to comply with the provision of Treas. Reg. § 1.704-2(i) and shall be interpreted consistently therewith.
     5.9 Member Nonrecourse Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary (except for Section 5.7 regarding Minimum Gain chargeback), if there is a net decrease in Member nonrecourse Minimum Gain for a taxable year (or if there was a net decrease in Member nonrecourse Minimum Gain for a prior fiscal year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 5.9), then items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Member’s nonrecourse Minimum Gain (as determined pursuant to Treas. Reg. § 1.704-2(i)(4)). It is the intent of the Members that any allocation pursuant to this Section 5.9 shall constitute a “minimum gain chargeback” under Treas. Reg. § 1.704-2(i)(4) and shall be interpreted consistently therewith.
     5.10 Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation, or distribution described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5), or (6) will be specially allocated items of income or gain (after the allocations required by Section 5.7 regarding minimum gain chargeback and Section 5.9 regarding minimum gain chargeback for Member nonrecourse debt but before any other allocation required by this Article V) in an amount and in the manner sufficient to eliminate any deficit balance in his adjusted Capital Account as quickly as possible. This Section 5.10 is intended to satisfy the provisions of Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted. consistently therewith.
     5.11 Gross Income Allocation. Except as required by Sections 5.6, 5.7, 5.8, 5.9, and 5. 10, each Member who has a deficit adjusted Capital Account balance at the end of the taxable year will be specially allocated items of income and gain in the amount of the excess as quickly as possible.
     5.12 Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, to be taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m), book value of the Company’s assets may be adjusted in the discretion of the Managers as set forth in Section 5.3, and any such adjustment in book value shall be treated as gain or loss (as the case may be) in computing profits or losses.
     5.13 Curative Allocation. If any items of income and gain (including gross income) or loss and deduction are allocated to a Member pursuant to Sections 5.5 through 5.12, then, prior to any allocation pursuant to Section 5.2 and subject to Sections 5.5 through 5.12, items of income and gain (including gross income) and items of loss and deduction for subsequent periods shall be allocated to the Members in a manner designed to result in each Member’s adjusted Capital Account having a balance equal to the balance it would have had if such allocation of income and gain (including gross income) and item of loss and deduction had not occurred pursuant to Sections 5.5 through 5.12. For purposes of applying the foregoing provisions of this Section 5.13: (i) allocations hereunder with respect to allocations under Section 5.2 shall be made only to the extent that the Managers reasonably determine that such allocations are consistent with the economic agreement of the Members; (ii) allocations hereunder with respect to allocations under Section 5.7 shall not be made prior to a year in which there is a net decrease in Minimum Gain and then only to the extent that the Managers reasonably determine that such allocations are necessary to avoid a potential distortion in the economic agreement of the Members and allocations hereunder with respect to allocations under Section 5.6 shall be made only to the extent that the Managers reasonably determine that such allocations are necessary to avoid a potential distortion in the economic agreement of the Members; and (iii) allocations hereunder with respect to allocations under Section 5.9 shall not be made prior to a year in which there is a net decrease in Member Nonrecourse Minimum Gain and then only to the extent that the Managers reasonably determine that such allocations are necessary to avoid a potential distortion in the economic agreement of the Members and allocations hereunder with respect to allocations under Section 5.8 shall be made only to the extent that the Managers reasonably determine that such allocations are necessary to avoid a potential distortion in the economic agreement of the Members.
     5.14 Interests in Company. Notwithstanding any other provision of these Regulations, no allocation of profits or losses or item thereof will be made to a Member if the allocation would not have “economic effect” under Treas. Reg. § 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Members’ interests in the Company within the meaning of Treas. Reg. § 1.704-1(b)(4) or 1.704-2(b)(1). The Managers will have the authority to reallocate any item in accordance with this Section 5.14; provided, however, that (a) no such change shall have a material adverse effect upon the amount of cash or other property distributable to any Member, (b) each Member shall have 30 days prior notice of such proposed modification and (c) the Company shall have received an opinion of tax counsel to the Company that such modification is necessary to comply with Code Section 704(b).
     5.15 Withholding. All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Members for all purposes under these Regulations.
     5.16 Varying Interests. All profit and loss (and any item of income, gain, loss, deduction, or credit specially allocated under these Regulations) shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s interest in the Company, the Members agree that their allocable shares of the profits and losses (or items thereof) and their distributions for the taxable year shall be determined on any method determined by the Managers to be permissible by Code Section 706 and the related Treasury Regulations to take account of the Member’s varying interest.
ARTICLE VI.
MANAGEMENT
     6.1 Management by Managers.
          (a) Subject to the provisions of Section 6.2, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Managers, who shall make all decisions and take all actions for the Company. No Member (other than a Manager or an officer acting pursuant to this Article VI) has the right, power, or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.
          (b) Decisions or actions taken by the Managers in accordance with these Regulations (including this Section 6.1 and Section 6.2) shall constitute decisions or actions by the Company and shall be binding on each Manager and Member of the Company.

     6.2 Decisions Requiring Member Consent. Notwithstanding any power or authority granted the Managers under the Act or these Regulations (including Section 6.1), (y) the Managers may not make any decision or take any action for which the consent of a Majority Interest is expressly required by these Regulations, without first such obtaining such consent, and (z) the Managers may not make any decision or take any action specified below in paragraphs (a) or (b) without first obtaining the consent described therein:
          (a) Majority Interest. The following decisions and actions require the consent of a Majority Interest:
i.	causing or permitting the Company to incur any indebtedness for borrowed money exceeding $50,000;

ii.	causing or permitting the Company to enter into or engage in any transaction, contract, agreement, or arrangement that (A) is unrelated to the Company’s purpose (as set forth in the Articles of Organization), (B) otherwise contravenes the Articles of Organization or these Regulations, (C) would make it impossible to carry on the ordinary business of the Company, or (D) is not apparently for the carrying on of the business of the Company in the usual way.

iii.	distributions to the Members pursuant to Section 5.1.

iv.	causing or permitting the Company (A) to be a party to a merger, consolidation, or interest exchange, or (ii) to convert into any other type of entity;

v.	causing or permitting the Company to dispose of or encumber (A) all or substantially all of its assets or (B) any asset, the fair market value or book value of which exceeds $25,000,000;

vi.	amend the Articles of Organization or these Regulations.
     6.3 Selection of Managers.
          (a) The number of Managers of the Company initially shall be four.
          (b) The initial Managers of the Company shall be Frank Sandel, Carla Helms, Clyde Sandel and Alfred Clayton (“Class A Manager Positions”).
          (c) Each Manager (whether an initial or a successor Manager) shall cease to be a Manager upon the earliest to occur of the following events: (i) such Manager shall be removed, with or without cause, by a Majority Interest at a meeting of the Members called for that purpose; (ii) such Manager shall resign as a Manager, by giving notice of such resignation to the Members; (iii) such Manager, if a natural person, shall die or become Bankrupt; (iv) such Manager, if an entity, shall (A) dissolve (unless its business is continued without the commencement of liquidation or winding up), (B) become Bankrupt, or (C) be the subject of a Change of Control.
          (d) Any vacancy in any Manager position may be filled by Members holding a Majority Interest.
          (e) Managers need not be Members or residents of the State of Texas.
     6.4 Compensation. The Managers shall receive such compensation, if any, for their services as may be designated by Members holding a Majority Interest. In addition, the Managers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder, including the portion of their overhead reasonably allocable to Company activities.
     6.5 Officers.
          (a) The Managers may designate one or more Persons to be officers of the Company. No officer need be a resident of the State of Texas, a Member, or a Manager. Any officers so designated shall have such authority and perform such duties as the Managers may delegate to them. The Managers may assign titles to particular officers. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the TBCA, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such officer by the Managers, or (ii) any delegation of authority and duties made to one or more Managers pursuant to Section 6.5(b). Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed by the Managers.
          (b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Managers whenever in their judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company (other than Managers) may be filled by the Managers.
     6.6 Limitations on Liability of Managers. 6.7 The liability of the Managers to the Company and the Members shall be limited to the extent, if any, set forth in the Articles of Organization.

ARTICLE VII.
MEMBERS
     7.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of these Regulations. The Members shall also have the power to authorize the Managers, by Majority Vote of the Members, to possess and exercise any right or power not already vested in the Managers pursuant to Section 6.1 or any other provision of these Regulations. The Members shall not have the power to bind the Company.
     7.2 Partition. Each Member waives, until termination of the Company, any and all rights that it may have to maintain an action for partition of the Company’s property.
     7.3 Resignation of Members. A Member may not resign from the Company without the written consent of the Managers. If a Member is permitted to resign pursuant to this Section 7.3, and, following its resignation, there are less than two remaining Members, an additional member shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of these Regulations. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with Section 15.1 hereof.
     7.4 Outside Businesses. Any Member, Manager or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company, the Members and the Managers shall have no rights by virtue of these Regulations in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member, Manager or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member, Manager or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.
     7.5 Restrictions on the Disposition of an Interest.
          (a) Except as specifically provided in this Section 7.5, a Disposition of an interest in the Company may not be effected without the consent of a Required Interest. Any attempted Disposition by a Person of an interest or right, or any part thereof, in or in respect of the Company other than in accordance with this Section shall be, and is hereby declared, null and void.
          (b) Notwithstanding the provisions of Section 7.5(a), the interest of any Member in the Company may be transferred without the consent of a Required Interest if (i) the transfer occurs by reason of or incident to the death, dissolution, divorce, liquidation, merger, or termination of the transferor Member, and (ii) the transferee is a Permitted Transferee. A “Permitted Transferee” is any member of such Member’s immediate family, or a trust, corporation, limited liability company, or partnership controlled by such Member or members of such Member’s immediate family, or another Person controlling, controlled by, or under common control of such Member.
          (c) Subject to the provisions of Section 7.5(d), (e), and (f), (i) a Person to whom an interest in the Company is transferred has the right to be admitted to the Company as a Member with the Sharing Ratio and the Commitment so transferred to such Person, if (A) the Member making such transfer grants the transferee the right to be so admitted, and (B) such transfer is approved in accordance with Section 7.5(a); and (ii) a Permitted Transferee under the circumstances described in Section 3.3 has the right to be admitted to the Company as a Member with the Sharing Ratio and the Commitment so transferred to the Permitted Transferee.
          (d) The Company may not recognize for any purpose any purported Disposition of all or part of a Membership Interest unless and until the applicable provisions of this Section 7.5 have been satisfied and the Company has received a document (i) executed by both the Member effecting the Disposition (or if the transfer is on account of the death, incapacity, or liquidation of the transferor, its representative) and the Person to which the Membership Interest or part thereof is Disposed, (ii) including the notice address of any Person to be admitted to the Company as a Member and its agreement to be bound by these Regulations in respect of the Membership Interest or part thereof being obtained, (iii) setting forth the Sharing Ratios and the Commitments after the Disposition of the Member effecting the Disposition and the Person to which the Membership Interest or part thereof is Disposed (which together must total the Sharing Ratio and the Commitment of the Member effecting the Disposition before the Disposition), and (iv) containing a representation and warranty that the Disposition was made in accordance with all applicable laws and regulations (including securities laws) and, if the Person to which the Membership Interest or part thereof is Disposed is to be admitted to the Company, its representation and warranty that the representations and warranties in Section 3.2 are true and correct with respect to that Person. Each Disposition and, if applicable, admission complying with the provisions of this Section 7.5(d) is effective as of the first day of the calendar month immediately succeeding the month in which the Members receive the notification of Disposition and the requirements of Section 75 have been met.
          (e) For the right of a Member to Dispose of a Membership Interest or any part thereof or of any Person to be admitted to the Company in connection therewith to exist or be exercised, (i) either (A) the Membership Interest or part thereof subject to the Disposition or admission must be registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (B) the Company must receive a favorable opinion of the Company’s legal counsel, or other legal counsel acceptable to the Members, to the effect that the Disposition or admission is exempt from registration under those laws, and (ii) the Company must receive a favorable opinion of the Company’s legal counsel or of other legal counsel acceptable to the Company to the effect that the Disposition or admission, when added to the total of all other sales, assignments, or other Dispositions within the preceding 12 months, would not result in the Company’s being considered to have terminated within the meaning of the Code. The Managers, however, may waive the requirements of this Section 7.5(e).
          (f) The Member effecting a Disposition, and any Person admitted to the Company in connection therewith, shall pay or reimburse the Company for all costs incurred by the Company in connection with the Disposition or admission (including, without limitation, the legal fees incurred in connection with the legal opinions referred to in Section 7.5(e)) on or before the tenth day after the receipt by that Person of the Company’s invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Interest Rate.
     7.6 Interests in a Member. A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Disposed of such that, after the Disposition, (a) the Company would be considered to have terminated within the meaning of § 708 of the Code, or (b) without consent of a Required Interest, that Member shall cease to be controlled by substantially the same Persons who control it as of the date of its admission to the Company. On any breach of the provisions of this section 7.6(b), the Company shall have the option to buy, and on exercise of that option the breaching Member shall sell, the breaching Member’s Membership Interests all in accordance with Section 12.1 as if the breaching Member were a Bankrupt Member.
     7.7 Information.
          (a) In addition to the other rights specifically set forth in these Regulations, each Member is entitled to all information to which that Member is entitled to have access pursuant to article 2.22 of the Act under the circumstances and subject to the conditions therein stated.
          (b) The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures (i) compelled by law (but the Member must notify the other Members promptly of any request for that information, before disclosing it if practicable), (ii) to advisers or representatives of the Member or Persons to which that Member’s Membership Interest may be Disposed as permitted by these Regulations, but only if the recipients have agreed to be bound by the provisions of this Section, or (iii) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this Section may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section may be enforced by specific performance.
     7.8 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.
     7.9 Withdrawal. A Member does not have the right or power to withdraw from the Company as a member.

     7.10 Meetings of Members.
          (a) An annual meeting of the Members for the transaction of such business as may properly come before the meeting shall be held on such date and at such time as the Managers shall specify in the notice of the meeting, which shall be delivered to each Member at least 20 days prior to such meeting.
          (b) Special meetings of the Members may be called by the Managers or by Members with among them at least ten percent of the Sharing Ratios of all Members. Any such meeting shall be held on such date and at such time as the Person calling such meeting shall specify in the notice of the meeting, which shall be delivered to each Member at least ten days prior to such meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) for such meeting may be conducted at such meeting.
          (c) A Majority Interest (represented either in person or by proxy) shall constitute a quorum for the transaction of business at any meeting of the Members. With respect to any matter, other than a matter for which the affirmative vote of a Majority Interest or other specified portion of the Members is required by these Regulations, an act of a Majority Interest shall be the act of the Members.
     7.11 Provisions Applicable to All Meetings. In connection with any meeting of the Managers, Members, or any committee of the Managers, the following provisions shall apply:
          (a) Place of Meeting. Any such meeting shall be held at the principal place of business of the Company, unless the notice of such meeting (or resolution of the Managers or committee, as applicable) specifies a different place, which need not be in the State of Texas.
          (b) Waiver of Notice Through Attendance. Attendance of a Person at such meeting shall constitute a waiver of notice of such meeting, except where such Person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
          (c) Proxies. A Person may vote at such meeting by a written proxy executed by that Person and delivered to another Member or member of the committee, as applicable. A proxy shall be revocable unless it is stated to be irrevocable.
          (d) Action by Written Consent. Any action required or permitted to be taken at such a meeting may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by the Managers, Members, or members of the committee, as applicable, having not fewer than the minimum number of Sharing Ratios or votes that would be necessary to take the action at a meeting at which all Members, Managers, or members of the committee, as applicable, entitled to vote on the action were present and voted.
          (e) Meetings by Telephone. Managers, Members, or members of the committee, as applicable, may participate in and hold such meeting by means of conference telephone, video conference, or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     7.12 Conflicts of Interest. Subject to the other express provisions of these Regulations, each Member, Manager, officer, or Affiliate thereof may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member, Manager, or officer the right to participate therein. The Company may transact business with any Member, Manager, officer, or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.
ARTICLE VIII.
AMENDMENTS; MERGER OR CONSOLIDATION
     8.1 Amendments. Any amendment to these Regulations shall be adopted and be effective as an amendment hereto only if it receives the approval of the Managers and a Majority Interest vote of the Members.
     8.2 Merger or Consolidation. The Company may merge with, or consolidate into, one or more other Texas limited liability companies or other business entities only with the approval of the Managers and a Majority Interest vote of the Members.
ARTICLE IX.
INDEMNIFICATION
     9.1 Right to Indemnification. Subject to the limitations and conditions as provided in this Article IX, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member of the Company or while a Member of the Company is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act and the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article IX shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article IX shall be deemed contract rights, and no amendment, modification or repeal of this Article IX shall have the effect of limiting or denying any such rights with respect to actions taken or

Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article IX could involve indemnification for negligence or under theories of strict liability.
     9.2 Advance Payment. The right to indemnification conferred in this Article IX shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 9.1 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such Member of his or her good faith belief that he has met the standard of conduct necessary for indemnification under this Article IX and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article IX or otherwise.
     9.3 Indemnification of Officers, Employees, and Agents. The Company, by adoption of a resolution of the Members, may indemnify and advance expenses to an officer, employee, or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Members under this Article IX; and, the Company may indemnify and advance expenses to Persons who are not or were not Members, officers, employees, or agents of the Company but who are or were serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to Members under this Article IX.
     9.4 Appearance as a Witness. Notwithstanding any other provision of this Article IX, the Company may pay or reimburse expenses incurred by a Member in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.
     9.5 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article IX shall not be exclusive of any other right which a Member or other Person indemnified pursuant to Section 9.3 may have or hereafter acquire under any law (common or statutory), provision of the Articles or these Regulations, agreement, vote of Members or disinterested Members or otherwise.
     9.6 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Member, officer, employee, or agent of the Company or is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article IX.

     9.7 Member Notification. To the extent required by law, any indemnification of or advance of expenses to a Member in accordance with this Article IX shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.
     9.8 Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member or any other Person indemnified pursuant to this Article IX as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE X.
BOOKS AND RECORDS
     10.1 Books, Records and Financial Statements.
          (a) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with the accounting method selected by the Managers pursuant to Section 10.2, and, to the extent inconsistent therewith, in accordance with these Regulations. Such books of account, together with a copy of these Regulations, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duty authorized representative for any purpose reasonably related to such Member’s interest in the Company. The books of account and the records of the Company shall be examined by and reported upon as of the end of each fiscal year by a firm of independent certified public accountants selected by the Managers.
          (b) The Managers shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company and the following documents shall be transmitted by the Managers to each Member at the times hereinafter set forth:
i.	Within a reasonable time after the close of each fiscal year, the following financial statements:
(a)	a balance sheet of the Company as of the beginning and close of such fiscal year;

(b)	a statement of Company profits and losses for such fiscal year; and

(c)	a statement of such Member’s Capital Account as of the close of such fiscal year, and changes herein during such fiscal year.
ii.	Within a reasonable time after the close of each fiscal year, the following documents:
(a)	a statement indicating such Member’s share of each item of Company income, gain, loss, deduction or credit for such fiscal year for income tax purposes; and

(b)	a copy of each income tax return, federal or state, filed by the Company for such fiscal year.

(c)	All information contained in any statement or other document distributed to any Member pursuant to Section 10.1 shall be deemed accurate, binding and conclusive with respect to such Member unless written objection is made hereto by such Member to the Company within 20 business days after the receipt of such statement or other document by such Member.
     10.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining profits and losses, the books and records of the Company shall be kept on the method of accounting chosen by the Managers, in a consistent manner, and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.
ARTICLE XI.
TAXES
     11.1 Tax Returns. The Members shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 11.2. Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.
     11.2 Tax Elections. The Company shall make the following elections on the appropriate tax returns:
          (a) to adopt the calendar year as the Company’s fiscal year;
          (b) to adopt such method of accounting and to keep the Company’s books and records on such method as determined by the Managers;
          (c) to elect to amortize the organizational expenses of the Company and the startup expenditures of the Company under § 195 of the Code ratably over the period specified by § 709 (b) of the Code;

          (d) if a distribution of Company property as described in § 734 of the Code occurs or if a transfer of a Membership Interest as described in § 743 of the Code occurs, on written request of any Member and if approved by the Managers in their absolute discretion, to elect, pursuant to § 754 of the Code, to adjust the basis of Company properties; and
          (e) any other election the Managers may deem appropriate and in the best interests of the Company. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of these Regulations shall be construed to sanction or approve such an election.
     11.3 Tax Matters Partner. A Required Interest shall designate one Member to be the “tax matters partner” of the Company pursuant to § 6231(a)(7) of the Code. Any Member who is designated “tax matters partner” shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of § 6223 of the Code. Any Member who is designated “tax matters partner” shall inform each other Member of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. Any Member who is designated “tax matters partner” may not take any action contemplated by §§ 6222 — 6232 of the Code without the consent of a Required Interest, but this sentence does not authorize such Member (or any other Member) to take any action left to the determination of an individual Member under §§ 6222 6232 of the Code.
ARTICLE XII.
BANKRUPTCY OF A MEMBER
     12.1 Bankrupt Members. Subject to Section 13.1(c), if any Member becomes a Bankrupt Member, the Company shall have the option, exercisable by notice from the Company to the Bankrupt Member (or its representative) at any time prior to the 180th day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Member, to buy, and on the exercise of this option the Bankrupt Member or its representative shall sell, its Membership Interest. The purchase price shall be an amount equal to the fair market value thereof determined by agreement by the Bankrupt Member (or its representative) and the Company; however, if those Persons do not agree on the fair market value on or before the 30th day following the exercise of the option, either such Person, by notice to the other, may require the determination of fair market value to be made by an independent appraiser specified in that notice. If the Person receiving that notice objects on or before the tenth day following receipt to the independent appraiser designated in that notice, and those Persons otherwise fail to agree on an independent appraiser, an appraiser will be approved by Majority Interest vote of the Members. The determination of the independent appraiser, however designated, is final and binding on all parties. The Bankrupt Member and the Company each shall pay one-half of the costs of the appraisal. The purchaser shall pay the fair market value as so determined in four equal cash installments, the first due on closing (which shall occur no later than the 30th day after the final determination of the purchase price) and the remainder (together with accumulated interest on the amount unpaid at the General Interest Rate) due on each of the first three anniversaries thereof. The payment to be made to the Bankrupt Member or its representative pursuant to this

Section 12.1 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members, and constitutes a compromise to which all Members have agreed pursuant to article 5.02(D) of the Act.
ARTICLE XIII.
DISSOLUTION, LIQUIDATION, AND TERMINATION
     13.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:
          (a) the written consent of a Majority Interest;
          (b) the expiration of the period fixed for the duration of the Company set forth in the Articles;
          (c) the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company; provided, however, that if an event described in this Section 13.1(c) shall occur and there shall be at least one other Member remaining, the Company shall not be dissolved and the business of the Company shall be continued, if all remaining Members so agree; and
          (d) entry of a decree of judicial dissoltion of the Company under article 6.02 of the Act.
     13.2 Continuation on Election. If a dissolution event described in Section 13.1 shall occur and there shall be at least two other Members remaining, the Company shall not be dissolved, and the business of the Company shall be continued, if a Majority Interest of the Members agree to continue within 90 days of the occurrence of such dissolution event (such agreement is referred to herein as a “Continuation Election “). If a Continuation Election is made following the occurrence of a dissolution event described in Section 13.1, the Members shall promptly amend the Articles to reflect the Continuation Election.
     13.3 Liquidation and Termination. On dissolution of the Company, the Members shall appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
          (a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

          (b) the liquidator shall cause the notice described in article 6.05(A)(2) of the Act to be mailed to each known creditor of and claimant against the Company in the manner described in such article 6.05(A)(2);
          (c) the liquidator shall pay, satisfy, or discharge from Company funds all of the debts, liabilities, and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
          (d) all remaining assets of the Company shall be distributed to the Members follows:
i.	the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members;

ii.	with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

iii.	Company assets shall be distributed among the Members in proportion to their respective positive Capital Account balances as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

iv.	Distributions made pursuant to this clause iii. shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).
All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 13.3. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 13.3 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of article 5.02(D) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

     13.4 Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company is terminated and the Members (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Secretary of State of Texas, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the Company.
ARTICLE XIV.
GENERAL PROVISIONS
     14.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.
     14.2 Notices. Except as expressly set forth to the contrary in these Regulations, all notices, requests, or consents provided for or permitted to be given under these Regulations must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under these Regulations is effective on receipt by the Person to receive it. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company must be given at the following address:
SCH Disposal, L.L.C.
P. O. Box 7
Big Lake, Texas 76932
Whenever any notice is required to be given by law, the Articles or these Regulations, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     14.3 Entire Agreement. These Regulations constitute the entire agreement of the Members relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written.
     14.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
     14.5 Binding Effect. Subject to the restrictions on Dispositions set forth in these Regulations, these Regulations are binding on, and inure to the benefit of, the Members and their respective heirs, legal representatives, successors, and assigns.
     14.6 Governing Law. THESE REGULATIONS ARE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT

REFER THE GOVERNANCE OR THE CONSTRUCTION OF THESE REGULATIONS TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of these Regulations and (a) any provision of the Articles, or (b) any mandatory provision of the Act or (to the extent such statutes are incorporated into the Act) the TBCA, or the Texas Miscellaneous Corporation Laws Act, the applicable provision of the Articles, the Act, the TBCA or the Texas Miscellaneous Corporation Laws Act shall control.
     14.7 Illegal or Invalid Provisions. If any provision of these Regulations is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. These Regulations shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of these Regulations, and the remaining provisions of these Regulations shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from these Regulations. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically, as a part of these Regulations, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.
     14.8 Further Assurances. In connection with these Regulations and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of these Regulations and those transactions.
     14.9 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
     14.10 Notice to Members of Provisions of These Regulations. By executing these Regulations, each Member acknowledges that it has actual notice of all of the provisions of these Regulations, including, without limitation, the restrictions on the transfer of Membership Interests set forth in Article VII. Each Member hereby agrees that these Regulations constitute adequate notice of all such provisions, including, without limitation, any notice requirement under article 2.19(D) of the TBCA and Chapter 8 of the Texas Uniform Commercial Code, and each Member hereby waives any requirement that any further notice thereunder be given.
     14.11 Counterparts. These Regulations may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.